                                                               EXHIBIT 2.1








                           PURCHASE AND SALE AGREEMENT


                                     BETWEEN


                               EEX OPERATING L.P.

                                       AND

                                 EEX CORPORATION


                                    AS SELLER


                                       AND

                            CROSS TIMBERS OIL COMPANY

                                    AS BUYER


                                      DATED


                                FEBRUARY 12, 1998

                                TABLE OF CONTENTS



1.     Assets to be Sold and Purchased..................................................................       1
       -------------------------------
2.     Purchase Price...................................................................................       2
       --------------
3.     Representations of Seller........................................................................       2
       -------------------------
4.     Representations of Buyer.........................................................................       3
       ------------------------
5.     Certain Covenants of Seller Pending Closing......................................................       4
       -------------------------------------------
6.     Due Diligence Reviews............................................................................       5
       ---------------------
7.     Certain Purchase Price Adjustments...............................................................       9
       ----------------------------------
8.     Certain Covenants of Buyer Pending Closing.......................................................      10
       ------------------------------------------
9.     Conditions Precedent to the Obligations of Buyer.................................................      10
       ------------------------------------------------
10.    Conditions Precedent to the Obligations of Seller................................................      11
       -------------------------------------------------
11.    Termination of Agreement.........................................................................      11
       ------------------------
12.    The Closing......................................................................................      12
       -----------
13.    Certain Accounting Adjustments...................................................................      13
       ------------------------------
14.    Assumption and Indemnification...................................................................      14
       ------------------------------
15.    Disclaimer of Warranties.........................................................................      15
       ------------------------
16.    Commissions......................................................................................      15
       -----------
17.    Casualty Loss....................................................................................      16
       -------------
18.    Notices..........................................................................................      16
       -------
19.    Survival of Provisions...........................................................................      16
       ----------------------
20.    Operations.......................................................................................      17
       ----------
21.    Miscellaneous Matters............................................................................      17
       ---------------------


                           PURCHASE AND SALE AGREEMENT
                           ---------------------------


         This Purchase and Sale Agreement ("Agreement") is entered into this 12 day of February, 1998, by and between EEX CORPORATION ("EEX") and EEX OPERATING L.P. ("EOP") (collectively "Seller"), whose mailing address is 4849 Greenville Avenue, Suite 1200, Dallas, Texas 75206 and CROSS TIMBERS OIL COMPANY ("Buyer"), whose mailing address is 810 Houston, Ste 2000, Fort Worth, TX 76102. In consideration of the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                              W I T N E S S E T H:

         1.  ASSETS TO BE SOLD AND  PURCHASED.  Seller  agrees to sell and Buyer
             --------------------------------
agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

                  (a) All of Seller's right, title and interest in and to the oil, gas and/or mineral leases described in Exhibit "A", Exhibit "A-1", and Exhibit "A-2" (collectively called "Exhibit A") hereto, any ratifications and/or amendments to such leases (whether or not such ratifications or amendments are described in Exhibit A), subject to the exceptions and reservations contained in Exhibit A; and

                  (b) Without limitation of the foregoing, all of Seller's right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands or leases described in Exhibit A hereto, including, without limitation, interests in all oil, gas and/or mineral leases covering such lands, overriding royalties, production payments and net profits interests, fee mineral interests, fee royalty interests and all other interests in such oil, gas and other minerals, even though Seller's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A, but subject in each case to the exceptions and reservations contained in such Exhibit A; and

                  (c) All of Seller's rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) and (b) above; and

                  (d) All of Seller's rights, titles and interests in and to all presently existing and valid rights-of-way and easements, production sales contracts, operating agreements, unit agreements, and other agreements and contracts which relate to any of the properties described in subsections (a), (b) and (c) above; provided that Seller will retain all obligations and liabilities under any agreements entered into with ENCOGEN ONE PARTNERS, LTD, and Seller will indemnify and hold Buyer (and the said properties) harmless from any claims, liability or obligations related to the said agreements with ENCOGEN; and

                  (e) All of Seller's rights, titles and interests in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above or on the lands identified on Exhibit "E" attached hereto being the Field Offices of Seller (which lands, to the extent of the Fee or leasehold interest of Seller, are included in the properties conveyed) and used in connection with the exploration, development, operation or maintenance thereof; and

                  (f) All of Seller's lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting or tax accounting records), electric logs, geological data and records (subject to any contractual or other restrictions relating to the transfer of such data and records), and other files, documents and records which directly relate to the properties described above, but nothing contained herein shall preclude Seller from retaining copies of the same.

The interests of the Seller in the properties and interests specified in the foregoing subsections (a), (b) and (c) are herein sometimes collectively called the "Oil and Gas Properties," and the interests of the Seller in the properties and interests specified in the foregoing subsections (a), (b), (c), (d), (e) and
(f) are herein sometimes collectively called the "Assets".

         2.  PURCHASE  PRICE.  The  purchase  price for the Assets  shall be Two
             ---------------
hundred and sixty-five million ($265,000,000) (herein called the "Base Purchase Price"). Such Base Purchase Price may be adjusted as provided herein (herein called the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "Purchase Price"). The Purchase Price shall be paid in cash at the Closing as hereinafter provided. Buyer has previously paid to Seller the sum of $26,500,000.00 which shall hereinafter be referred to as the "Deposit". If Buyer and Seller consummate the transaction contemplated by this Agreement, the Deposit shall be applied to the Purchase Price. If Buyer and Seller do not consummate the transaction contemplated by this Agreement because of a refusal by Seller, in the absence of a default by Buyer, Seller shall return the Deposit to Buyer. Except as provided in the preceding sentences, if Buyer fails or refuses to consummate the transaction contemplated by this Agreement, or if the transaction contemplated by this Agreement otherwise fails to close on the Closing Date, Seller shall retain the Deposit as liquidated damages. The parties agree that damages in such an event would be extremely difficult to determine, that the Deposit represents a fair and reasonable estimate of such damages under the circumstances, and that such a retention of the Deposit does not constitute a penalty.

         3. REPRESENTATIONS OF SELLER. Seller represents to Buyer that:
            -------------------------

                  (a) EEX is a corporation and EOP is a limited partnership both duly organized, and legally existing under the laws of the State of Texas. Seller is qualified to do business and is in good standing in each state in which the Assets are located where the laws of such state require a corporation and a limited partnership owning the Assets located in such state to qualify to do business.

                  (b) Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder, upon obtaining Board approval pursuant to
         Section 10(c) below.

                  (c) Other than requirements (if any) that consents to assignment, or waivers of preferential rights to purchase, be obtained from third parties, and except for approvals ("Routine Governmental Approvals") required to be obtained from governmental entities who are lessors under leases forming a part of the Oil and Gas Properties, or who administer such leases on behalf of such lessors, which are customarily obtained post-closing, or as otherwise set forth on Schedule 3(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Assets.

                  (d) This Agreement and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                  (e) Except as set forth on Schedule 3(e) hereto, there are no pending suits, actions, or other proceedings in which Seller is a party which affect the Assets (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Assets), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4. REPRESENTATIONS OF BUYER. Buyer represents to Seller that:
            ------------------------
                  (a) Buyer is a corporation duly organized and legally existing under the laws of the State of Delaware, and is qualified to do business and is in good standing in each of the states in which the Assets are located where the laws of such state would require a corporation owning the Assets located in such state to qualify to do business.

                  (b) Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder, upon obtaining Board approval pursuant to
         Section 9(c) below.

                  (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or to the Assets.

                  (d) This Agreement and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

                  (e) There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (f) Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate oil and gas properties, and in fact has evaluated the Assets for purchase, and is acquiring the Assets based upon its own evaluation, and for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933

         (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

                  (g) With regard to those Assets which Buyer seeks to operate, Buyer is qualified to operate such Assets under the applicable laws, rules and regulations of the jurisdiction in which such Assets are located, or will become so qualified before operating such Assets.

         5. CERTAIN  COVENANTS OF SELLER  PENDING  CLOSING.  Between the date of
            ----------------------------------------------
this Agreement and the Closing Date:

                  (a) Seller will give Buyer and its attorneys and other representatives access at all reasonable times to the Assets and, at Seller's office, to Seller's records (including, without limitation, title files, division order files, well files, production records, accounting records, marketing files, equipment inventories, and production, severance and ad valorem tax records) pertaining to the ownership and/or operation of the Assets. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot legally provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties. Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials. Buyer waives and releases all claims against Seller, its parent or subsidiary companies or other affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct of the investigations and examinations contemplated by this Section or the conduct of its employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER, AND ITS PARENT OR SUBSIDIARY COMPANIES AND OTHER AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AND AGENTS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE "SELLER GROUP"), FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS' FEES), OR LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH ACCESS, EXAMINATIONS, OR INSPECTIONS. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING CONCURRENT NEGLIGENCE, ACTIVE NEGLIGENCE, OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING SOLE NEGLIGENCE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

                  (b) Seller will continue the operation of the Assets in the ordinary course of its business; where Seller is not the operator of an Asset, Seller will continue its actions as a non-operator in the ordinary course of its business. Seller will not sell or dispose of any portion of the leases, wells, or property or equipment used in the operation of the wells, without the prior consent of Buyer.

                  (c) Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify (i) all preferential rights to purchase and all rights to require that consents to assignment be obtained which would be applicable to the transactions contemplated hereby and (ii) the parties holding such rights; in attempting to identify the same, Seller shall in no event be obligated to go beyond its own records. Seller will request, from the parties so identified (and in accordance with the documents creating such rights), waivers of the preferential rights to purchase and requirements that consents to assignment be obtained which were so identified. Seller shall have no obligation hereunder other than to so attempt to identify such preferential rights and requirements for consents to assignment and to so request such waivers, and shall in no event be under any obligation to obtain such waivers. Except to the extent that Seller failed to fulfill the obligations set forth above in this subsection, Buyer shall indemnify and hold Seller harmless from and against all claims, actions, liabilities, damages, losses, costs or expenses, including, without limitation, court costs and attorney's fees, whatsoever that arise out of the failure to obtain waivers of preferential rights to purchase or requirements for consents to assignment with respect to any transfer by Seller to Buyer of any part of the Assets and with respect to any subsequent transfers. If a party from whom a waiver of a preferential right to purchase is requested fails or refuses to give such waiver, Seller will tender (at a price equal to the amount specified in Exhibit B hereto for the wells located on such Asset and for the units in which such Asset participates, reduced appropriately, as determined by Seller, if less than the entire Asset should be tendered) the required interest in the Asset affected by such unwaived preferential right to the holder, or holders, of such right who have elected not to waive such preferential right to purchase and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, and such interest in such Asset is actually sold to such party or parties so exercising such right, such interest in such Asset will be excluded from the transaction contemplated hereby and the Base Purchase Price will be reduced by the amount paid to Seller by the party or parties exercising such right.

                  (d) Notwithstanding any other provision in this Section, (i) Seller may take any action prohibited by this Section if reasonably necessary under emergency conditions provided that Buyer is notified as soon as practicable thereafter; (ii) except to the extent that a "Defect" (as hereinafter defined) may result therefrom, Seller shall have no liability to Buyer for any incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to make such payments; (iii) Seller's failure to comply with any of the requirements of this Section 5 shall not be deemed to be a default by Seller hereunder or grant to Buyer the right not to close the transaction contemplated hereby, unless such failure has a materially adverse impact on the value of the Assets taken as a whole.

         6.       DUE DILIGENCE REVIEWS.
                  ---------------------

                  (a) Immediately upon execution of this Agreement, Buyer shall, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may choose to conduct with respect to the Assets. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer's attention which would constitute "Defects" (as defined below), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as practicable, but in no event later than April 17, 1998 (herein called the

[FN]

Seller agrees that it shall promptly (within ten days of execution hereof) provide Buyer copies of historical financial data for the Properties for the years 1995, 1996 and 1997, and year-to-date information, (including monthly and calendar quarter summaries within those periods), including but not limited to, lease operating statements and lease operating costs reports (detailed by property with related summaries), and shall allow Buyer's employees and representatives reasonable access upon prior written notice to supporting records, invoices and other source documents insofar as required to complete necessary audits and due diligence procedures, and shall reasonably cooperate with Buyer to enable Buyer to complete audits and due diligence on a timely basis, provided, however, that Seller shall provide only such data as it has in its possession and shall not be obligated to generate such data in any particular form or format.

         "Defect Date"). Buyer's notice of Defects (herein called a "Defect Notice") must include (i) a brief description of the matter constituting the Defect so asserted, (ii) the title opinion, other reports of experts, or other documentation on which Buyer's assertion of a Defect is based, (iii) such supporting documents reasonably necessary for Seller (or a title attorney retained by Seller, if applicable,) to verify the existence of any such Defect, and (iv) Buyer's estimate of the diminution in the sum to be paid at Closing resulting from such alleged Defect. Such Defects of which Buyer so provides a Defect Notice prior to the Defect Date are herein called "Asserted Defects". All matters which might constitute a Defect other than Asserted Defects will be deemed waived for all purposes under this Agreement. In the event that Buyer notifies Seller of Asserted Defects, Seller (i) shall have the right (but not the obligation) to attempt to cure, prior to Closing, such Asserted Defects; (ii) shall have the right (which may be exercised at any time before the Closing Date) to require that the Closing take place, deposit the Purchase Price paid by Buyer and attributable to the Assets having the Asserted Defects in an escrow account and attempt to cure one or more Asserted Defects after the Closing; (iii) shall have the right to elect not to cure the Asserted Defect and adjust the Purchase Price as set forth in Section 7 below; and (iv) shall have the right in lieu of curing or attempting to cure an Asserted Defect, to elect, at any time prior to Closing, to indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special, punitive, or similar damages) Buyer may suffer as a result of a third party claim based on such Asserted Defect. Each such Asserted Defect shall be treated under this Agreement as cured. Should the title opinion or other materials reviewed by Buyer indicate that Seller has a higher "Net Revenue Interest" (as hereinafter defined) than that specified on Exhibit B, then Buyer shall inform Seller of the same as soon as possible, but in any event not later than five (5) days prior to the Closing.

                  (b) Buyer shall have the right to make an environmental assessment of the Assets during the period beginning on the date this Agreement is fully executed and ending on April 17, 1998 at 5:00 P.M. local time, Dallas, Texas. Buyer and its agents shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations, and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Assets, their condition, and the presence of Hazardous Substances (as the term "Hazardous Substance" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601, et seq). Buyer agrees to provide Seller with a copy of the environmental assessment promptly upon Buyer's completion thereof, including any reports, data, and conclusions. Buyer shall keep any data or information acquired by such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of Seller. BUYER SHALL RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE, EXPENSE, OR LIABILITY WHATSOEVER, INCLUDING ATTORNEYS' FEES, ARISING OUT OF ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON, OR ABOUT THE ASSETS AS A RESULT OF SUCH ENVIRONMENTAL ASSESSMENT (EXCEPT ANY SUCH INJURIES OR DAMAGES CAUSED SOLELY BY THE GROSS NEGLIGENCE OR WILLFULL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP). After March 18, 1998, Buyer shall be deemed to have inspected the properties or waived its right to inspect the Assets for all purposes and satisfied itself as to their physical and environmental condition, both surface and subsurface, including, but not limited to, conditions specifically related to the presence, release, or disposal of Hazardous Substances.

                  (c) Buyer shall assume full  responsibility for, and agrees to indemnify, hold harmless and defend Seller from and against all loss, liability, claims, fines, expenses, costs (including attorney's fees and expenses) and causes of action caused by or arising out of any violation of any environmental law, rule or regulation (including common law), relating to the protection of health or the environment of any kind or character ("Applicable Environmental Law(s)") or the presence, disposal, release or threatened release of any hazardous substance ("Hazardous Substance") (as the terms "release" and "hazardous substance" are defined in the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C.
         ss.ss.9601, et seq.) from the Assets into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to the Seller's activities or the activities of third parties (regardless of whether or not the Seller was or is aware of such activities) after the period of Seller's ownership of the Assets. This indemnification and assumption shall apply, but is not limited to, liability for response actions undertaken pursuant to CERCLA or any other environmental law or regulation.

                  (d) As used in this Agreement, the term "Defect" shall mean any matter, other than a "Permitted Encumbrance" (as hereinafter defined), which causes one or more of the following to be a correct statement:

                           (i) Seller's ownership of the Assets is such that, with respect to a well or unit listed on Exhibit "B" attached hereto, such ownership shall (a) not be sufficient to entitle it to receive its decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit which is at least that decimal share set forth on Exhibit B in connection with such well or unit in the column headed "Net Revenue Interest" or (b) obligate it to bear its decimal share of the cost of operation of such well or unit (herein called the "Operating Interest") greater than the decimal share set forth on Exhibit B in connection with such well or unit in the column headed "Operating Interest" (without a proportionate increase in Net Revenue Interest above that set forth on such exhibits); or

                           (ii) Seller's ownership of an Oil and Gas Property shall be subject to an outstanding mortgage, deed of trust, or other enforceable lien or encumbrance, or other adverse claim or imperfection in title, which if asserted would cause the statement contained in Paragraph (d)(i) to be a correct statement; or

                           (iii) An Oil and Gas Property is in violation of Applicable Environmental Laws in any material respect; or

                           (iv)   To  the   extent   Seller   has   inaccurately
                  represented the amount of any gas imbalances as set forth on Exhibit "B".

                           (v) The Net Lease Operating Statements presented with
                  the Core East Texas Package do not accurately reflect net operating income to Seller.

                  (e) As used herein, the term "Permitted Encumbrance" shall mean any and all of the following:

                           (i) The terms, conditions,  restriction,  exceptions,
                  reservations limitations and other matters contained in the agreements, instruments and other documents which create or reserve to Seller its interest in any Asset, provided that the same do not reduce the Net Revenue Interest of Seller in the Asset affected thereby to less than that set forth on Exhibit B hereto;

                           (ii) Royalties, overriding royalties (including, without limitation, those specifically described on Exhibit A hereto), division orders, reversionary interests, production payments, net profits interests and similar burdens affecting any Oil and Gas Property if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in the Asset affected thereby to less than the Net Revenue Interest set forth beside the same on Exhibit B hereto;

                           (iii) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents shall have been obtained from the appropriate parties, or the appropriate time period for asserting such rights shall have expired without an exercise of such rights;

                           (iv) Liens for taxes and assessments which are not yet delinquent or which are being contested by Seller in good faith;

                           (v) Rights existing under  applicable laws (including
                  without limitation statutory liens) or operating agreements or similar contracts to assert liens against the Assets, but not including liens and other rights which have actually been asserted, unless Seller disputes the validity of such liens or the amount claimed to be owed in connection therewith, or such lien or other right is not enforceable against the interest of Seller;

                           (vi) Conventional  rights of reassignment  requiring
                  90 days or less notice to the holder of such rights;

                           (vii) Easements, rights-of-way,  servitudes, permits,
                  surface leases and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on, over or with respect of any Asset which does not materially and adversely affect the Asset affected thereby or its current use;

                           (viii) Any  obligations or duties  affecting an Asset
                  to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules and order of any governmental authority;

                           (ix) All rights to consent by,  required  notices to,
                  filings with or other action by governmental entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

                           (x) Existing operating  agreements,  unit agreements,
                  gas purchase contracts and any and all other agreements which are customary in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate or production for the extraction of proper products therefrom, to the extent that the same do not reduce the Net Revenue Interest of Seller in the Asset affected thereby below that set forth on Exhibit B hereto;

                           (xii) Any other matter  waived or deemed to be waived
                  by Buyer pursuant to the provisions of paragraph (a) of this section.

                  (f) Should either Seller or Buyer determine that Seller is entitled to a Net Revenue Interest in any Asset in excess of that set forth on Exhibit B (herein called an "NRI Increase"), notice shall promptly be given to the other party, and the adjustments to be made under Section 7 below shall include adjustments which are the subject of such notice.

         7. CERTAIN PURCHASE PRICE ADJUSTMENTS.  In the event that, as a part of
            ----------------------------------
the due diligence reviews provided for in Section 6 above, (i) Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to the Defect Cure Date, (ii) in the event that Buyer has elected to treat an Oil and Gas Property affected by a casualty loss as if it was an Oil and Gas Property affected by an Asserted Defect, or (iii) should there be a NRI Increase, then:

                  (a) Buyer and Seller shall, with respect to each Oil and Gas Property affected by such matters, attempt to agree upon an appropriate adjustment to the Purchase Price to account for such matters; and

                  (b) with respect to each Oil and Gas Property as to which Buyer and Seller are unable to agree upon appropriate adjustment with respect to all such matters affecting such Oil and Gas Property, then:

                           (i) If  the  Asserted  Defect  is a  mortgage,  lien,
                  encumbrance or other charge which is undisputed and liquidated in amount, then (subject to the provisions of paragraph (iv) below) the adjustment shall be the amount necessary to be paid to remove the Asserted Defect from the affected Asset;

                           (ii) If there  shall  be an  Asserted  Defect  or NRI
                  Increase which (a) represents a discrepancy between (1) the Net Revenue Interest to which Seller is entitled to receive from any Asset and (2) the Net Revenue Interest stated on Exhibit B, and (b) there is a Operating Interest change proportionate to the change in the Net Revenue Interest resulting from the Asserted Defect or NRI Increase, then the amount of the adjustment shall be the product of the value allocated to such Asset as set forth on Exhibit B (herein called the "Allocated Value") multiplied by a fraction, the numerator shall be the change in the Net Revenue Interest and the denominator of which shall be the Net Revenue Interest set forth on Exhibit B;

                           (iii) If the Asserted Defect represents an obligation, encumbrance, burden, discrepancy or charge upon or other defect in title to the affected Asset of a type not described in paragraphs (i) or (ii) above, the adjustment amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of the Asset affected by the Asserted Defect, the legal effect of the Asserted Defect, the potential economic effect of the Asserted Defect over the life of the affected Asset and such other factors as are necessary to make a proper evaluation of the value of the Asserted Defect;

                           (iv) Notwithstanding any other provision contained herein, (a) the aggregate adjustment attributable to the effect of all Asserted Defects related to a given Asset shall not exceed the Allocated Value of such Property, provided that if the Asserted Defects exceed the Allocated Value of such Property, the Buyer may elect to exclude such Property and the Purchase Price will be reduced by the Allocated Value of the wells on such Property; and (b) no adjustment shall be made with respect to an Asserted Defect if the diminution in the Allocated Value resulting therefrom will not exceed $1,000.00.

                           (v) Should the parties be unable to agree upon an appropriate adjustment in light of the factors set forth above, then, subject to the final two sentences of this
                  Section 7, Seller may elect to either (a) exclude such Oil and Gas Property from the transaction contemplated hereby, and the Purchase Price will be reduced by the Allocated Value of the wells located on such Oil and Gas Property and the units in which such Oil and Gas Property participates; or (b) employ for the purpose of Closing, an average of the Seller's and Buyer's estimates of the value of the Asserted Defect, subject to final resolution in the context of the final accounting under the provisions of Section 13 hereof; or (c) indemnify and hold Buyer harmless from and against any actual damages or loss (but specifically excluding consequential, special or similar damages) Buyer may suffer as a result of a third-party claim based on such Asserted Defect.

If the Purchase Price reduction which would result from the above provided for procedure does not exceed five percent (5%) of the Base Purchase Price, then the Purchase Price shall not be adjusted, and none of the Oil and Gas Properties which would be excluded by such procedure (except for those properties which Buyer, may, nevertheless, elect to have excluded notwithstanding the fact that no Purchase Price adjustment occurs) shall be excluded. If the Purchase Price increase which would result from the above provided for procedure exceeds five percent (5%) of the Base Purchase Price, the Purchase Price shall be adjusted by the amount by which such increase exceeds five percent (5%) of the Base Purchase Price.

         8. CERTAIN COVENANTS OF BUYER PENDING CLOSING.  From and after the date
            ------------------------------------------
of this Agreement, Buyer will give Seller and its attorneys and other representatives access at all reasonable times and upon reasonable notice for a period of seven (7) years from and after the Closing, to all files and records (including all computer records) delivered by or on behalf of Seller in connection with the transaction contemplated hereby, and shall permit Seller to make copies of any such files and records. Should the Assets be subsequently transferred by Buyer, Buyer agrees to take all action in its contractual arrangements relating to such transfer necessary to allow Seller to have continued access to all such files and records.

         9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of
            ------------------------------------------------
Buyer under this Agreement are subject to each of the following conditions being met:

                  (a)  Each  and  every  representation  of  Seller  under  this
         Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Buyer.

                  (b) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

                  (c) On or before February 24, 1998, Buyer shall have obtained the approval of its Board of Directors to enter into this Agreement and to consummate the transactions contemplated by the Agreement.

                  (d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

         10. CONDITIONS  PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations
             --------------------------------------------------
of Seller under this Agreement are subject to each of the following conditions being met:

                  (a)  Each  and  every   representation  of  Buyer  under  this
         Agreement shall be true and accurate in all material respects as of Closing except as to changes specifically contemplated by this Agreement or consented to by Seller.

                  (b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

                  (c) On or before February 24, 1998, Seller shall each have obtained the approval of their respective Board of Directors to enter into this Agreement and to consummate the transactions contemplated by the Agreement.

                  (d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

         11.      TERMINATION OF AGREEMENT.
                  ------------------------

                  (a) If any condition on the obligations of Buyer as set forth in Section 9 above is not met as of the Closing Date, or in the event the Closing does not occur on or before May 1, 1998, the "Termination Date", and in either case Buyer is not in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. Upon such termination, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).

                  (b) If any condition to the obligations of Seller as set forth in Section 10 is not met as of the Closing Date, or in the event the Closing does not occur on or before the Termination Date, and in either case Seller is not in breach of its obligations hereunder (unless Buyer shall also be in breach of its Obligations hereunder), this Agreement may, at the option of Seller, be terminated. Thereafter, the parties shall have no further obligations to one another hereunder (other than the obligations under Section 16 hereof and under Section 5(a) hereof, which will survive such termination).

                  (c) Upon the termination of this Agreement, whether pursuant to paragraph (a) or (b) above, Seller shall be free to sell the Assets (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, unless at such time a condition of Seller Default shall exist. Buyer shall cooperate with Seller in effectuating any such sale and shall promptly execute any instrument evidencing the termination of Buyer's right to acquire the Assets as may be reasonably requested by Seller. Buyer shall also immediately return to Seller all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Seller in connection with this transaction

         12. THE  CLOSING.  The closing  (herein  called the  "Closing")  of the
             ------------
transaction contemplated hereby shall take place in the offices of Seller, in Dallas, Texas, on April 24, 1998, at 10:00 a.m. Central Time, or at such other date and time as the Buyer and Seller may mutually agree upon, being herein called the "Closing Date"). At the Closing:

                  (a)      Seller shall:

                           (i) execute, acknowledge and deliver to Buyer a conveyance of the Assets, (herein called the "Conveyance"), in the form attached hereto as Exhibit C (and with Exhibit A hereto being attached thereto), effective as to runs of oil and deliveries of gas as of 7 o'clock a.m., Central Standard Time on January 1, 1998 (herein called the "Effective Date"); and

                           (ii) execute and deliver to Buyer  letters in lieu of
                  transfer orders (or similar documentation), in form acceptable to both parties; and

                           (iii) deliver to Buyer an affidavit or other certification (as permitted by such code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended; and

                           (iv)     turn over possession of the Assets; and

                           (v) provide Buyer with Seller's  Officer  Certificate
                  having the form and language of Exhibit "D-1", which is attached hereto and made a part hereof for all purposes. Such certificate shall certify that Seller has complied with and performed or waived all provisions and conditions pertaining to Seller, to be performed prior to the Closing.

                  (b)      Buyer shall:

                           (i) deliver to the Seller, by wire transfer to an account designated by Seller in a bank located in the United States, an amount equal to (a) the Purchase Price, less (b) the Deposit, less (or plus, as the case may be) (c) any adjustments made at Closing under Section 13 hereof; and

                           (ii) with  respect to the Assets  operated by Seller,
                  execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities (including, without limitation, Form P-4 for filing with the Railroad Commission of Texas), and such evidence as Seller may require that Buyer is qualified with such authorities to succeed Seller as operator; and

                           (iii) provide Seller with Buyer's Officer Certificate
                  having the form and language of Exhibit "D-2" which is attached hereto and made a part hereof for all purposes. Such Certificate shall certify that Buyer has complied with and performed or waived all provisions and conditions pertaining to Buyer, to be performed prior to the Closing.

         Within twenty (20) days after Closing, Seller will deliver to Buyer the records and other materials described in Section 1(f) above. With respect to each Asset with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto,
         (i) Seller shall continue to collect proceeds of production during the month in which Closing occurs and shall be responsible for making disbursements, in accordance with its normal procedures (and at normal times), of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be promptly forwarded to Buyer (who shall thereafter account for same to the parties entitled thereto), (ii) Seller shall, as promptly as possible after Closing, deliver to Buyer (a) a copy of its "proceeds distribution list" for each such Asset (which proceeds distribution list shall include the name, address, social security number and applicable share of proceeds of production for each party to whom Seller is disbursing proceeds of production with respect to such Asset), (b) a list of all parties for whom it is holding in suspense proceeds of production, (c) a list of all parties for whom it is holding any advance payments made by other working interest owners for operations to be conducted on the Assets, and (d) a check (which shall be delivered within 30 days after the end of the month in which Closing occurs) in an amount equal to all suspended funds and advance payments. Following delivery of the materials referred to in clause (ii), Buyer shall become responsible for all disbursements of proceeds of production (including suspense and other disbursements attributable to periods prior to the Effective Date) and such disbursement activities shall be included in the matters which Buyer assumes, and indemnifies Seller with respect to, under Section 14 below. It is understood and agreed that Seller does not represent or warrant to Buyer the accuracy of the "proceeds distribution lists" so delivered.

         13.      CERTAIN ACCOUNTING ADJUSTMENTS.
                  ------------------------------

                  (a) Appropriate adjustments shall be made between Buyer and Seller so that (i) all expenses which are incurred in the operation of the Assets before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar taxes) from sale of oil, gas and/or other minerals produced therefrom before the Effective Date will be received by Seller, and (ii) all expenses which are incurred in the ownership and/or operation of the Assets after the Effective Date will be borne by Buyer and all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom after the Effective Date will be received by Buyer. It is agreed that, in making such adjustments: (i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date, (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits, regardless of the basis on which such taxes are computed, shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and shall, where the current year's taxes are not yet known, be based on the previous year's taxes, and (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party.

                  (b) On or before five (5) days before Closing, Seller shall prepare and submit to Buyer, in accordance with this Agreement a proposed statement (herein called the "Closing Statement") setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward) based upon the adjustments provided in paragraph
         (a) above and
         otherwise in this Agreement. Not later than two days prior to the Closing Date, Buyer shall deliver to Seller a written report containing such changes, if any, which Buyer proposes be made to the Purchase Price Adjustment Statement. Seller and Buyer shall make every reasonable effort to agree upon a mutually acceptable Purchase Price prior to Closing, but if the parties fail to reach such Agreement, Seller's estimation of the adjustments shall be employed for the purpose of Closing.

                  (c) As soon as practicable after Closing, but in any event within sixty (60) days thereafter, Seller shall prepare and submit to Buyer, in accordance with this Agreement a proposed statement (herein called the "Final Statement"), which shall show the final calculation of the Purchase Price (herein called the "Final Settlement Price"). As soon as possible after receipt of the Final Statement, but in any event within sixty (60) days after receipt thereof, Buyer shall deliver to Seller a written report containing the changes, if any, which Buyer proposes being made to the Final Statement. In the event no response is made by Buyer within such sixty (60) day period, it shall be conclusively presumed that Buyer concurs with the Final Statement, and such Final Statement shall be the basis for the Final Settlement Price. In the event that Buyer submits a response, the parties shall exercise all reasonable efforts to agree with respect to the amounts due not later than one hundred twenty (120) days after the Closing, but in any event prior to August 15, 1998. After agreement upon a Final Settlement Price setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward), the amount due shall be paid within five (5) business days thereafter by the party owing the same in immediately available funds.

         14.  ASSUMPTION  AND  INDEMNIFICATION.  Buyer  shall,  on the  date  of
              --------------------------------
Closing, agree (and, upon the delivery to Buyer of the Conveyance shall be deemed to have agreed) (a) to assume, and to timely pay and perform, all duties, obligations and liabilities relating to the ownership and/or operation of the Assets after the Effective Date (including, without limitation, those arising under the contracts and agreements described in Section 1(d) above), and (b) to release, indemnify and hold the Seller Group harmless from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys' fees) of any kind or character arising out of or otherwise relating to the ownership and/or operation of the Assets after the Effective Date. In connection with (but not in limitation of) the foregoing, it is specifically understood and agreed that matters arising out of or otherwise relating to the ownership and/or operation of the Assets after the Effective Date shall be deemed to include all matters arising out of the condition of the Assets on the Effective Date (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Assets, to restore the surface of the Assets and to comply with, or to bring the Assets into compliance with, Applicable Environmental Laws including all liability and expense for any restoration, clean-up, disposal, or removal that may be incurred as a result of the existence or discovery of Hazardous Substances or other deleterious substances in, on, or under the Assets, regardless of when the events occurred that give rise to such condition, and the assumptions, and indemnifications by Buyer set forth in this Section shall expressly cover and include such matters. THE ASSUMPTIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS, OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR ANY OTHER INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

         15.  DISCLAIMER  OF  WARRANTIES.   THE  EXPRESS   REPRESENTATIONS   AND
              --------------------------
WARRANTIES OF SELLER CONTAINED IN SECTION 3. (OR IN THE CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS PARAGRAPH, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS
SUBSTANCES, SOLID WASTES, ASBESTOS OR OTHER MANMADE FIBERS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM") IN, ON, OR UNDER THE ASSETS. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME "AS IS, WHERE IS". WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR
ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

         16.  COMMISSIONS.  Seller agrees to indemnify  and hold harmless  Buyer
              -----------
from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

         17.  CASUALTY LOSS. In the event of damage by fire or other casualty to
              -------------
the Assets prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event:

                  (a) as to each such Asset so damaged which is an Oil and Gas Property, then, at Buyer's election, either (i) such Asset shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 6 shall be applicable thereto, or
         (ii) the Purchase Price will not be adjusted, and if Seller should be entitled to make any claims under any insurance policy with respect to such damage, Seller shall, at Seller's election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims; and

                  (b) as to each such Asset which is other than an Oil and Gas Property, Seller shall, at Seller's election, either collect for (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Asset affected by such loss without reduction of the Purchase Price.

         18. NOTICES. All notices and other  communications  required under this
             -------
Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), during normal business hours or by registered or certified mail (postage prepaid), at the following addresses:

         If to Seller:              EEX Corporation
                                    EEX Operating L.P.
                                    4849 Greenville Avenue
                                    Suite 1200
                                    Dallas, Texas 75206
                                    Attention:  Ms. Leslie Wylie
                                    Fax:  (214) 987-6682

         If to Buyer:               Cross Timbers Oil Company
                                    810 Houston St.
                                    Suite 2000
                                    Fort Worth, Texas 76102
                                    Attention:   Mr. Vaughn O. Vennerberg, II
                                    Fax: (817) 882-7224

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

         19.   SURVIVAL  OF   PROVISIONS.   The   obligations   covered  by  the
               -------------------------
representations made herein by Seller in Section 3 and by Buyer in Section 4 shall be true and correct on the Closing Date and shall thereafter terminate two
(2) years after the Closing Date. The obligations of the parties under Section 6

(to the extent the same are, by mutual agreement, not performed at Closing), and Sections 13, 14, 15, 16, 18, and 21 shall survive the Closing and the delivery of the Conveyance.

         20.  OPERATIONS.  Subject to the terms and  provisions  of any existing
              ----------
agreements covering the Assets, Seller agrees to turn over to Buyer, at Closing, the operations of those Assets for which it is currently serving as operator. Seller shall take all reasonable actions necessary to cause Buyer to become operator as contemplated herein.

         21.      MISCELLANEOUS MATTERS.
                  ---------------------

                  (a) After the Closing, Seller and Buyer shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts as reasonably may be necessary to more fully and effectively grant, convey and assign the Assets to Buyer.

                  (b) Except as provided in the following sentence, neither party shall have the right to assign its rights under this Agreement and any such assignment in violation of this provision shall be void. Without Buyer's consent, Seller may assign its rights under this Agreement to a direct or indirect parent of Seller, to a direct or indirect subsidiary of Seller, or to an entity that is a direct or indirect subsidiary of a direct or indirect parent of Seller.

                  (c) No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  (d) To the extent applicable to the transaction contemplated hereby, or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections
         17.41 through 17.63, inclusive (other than Section 17.555 which is not waived), Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring, by purchase or lease, goods, or services, for commercial or business use, (b) has assets of Five Million and No/100 Dollars ($5,000,000.00) or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (d) is not in a significantly disparate bargaining position.

                  (e) In connection with Buyer's evaluation of the Assets, Seller shall disclose to Buyer certain confidential information, which is proprietary, and includes, but is not necessarily limited to, geological and geophysical data; maps, models, and interpretations; and commercial, contractual, and financial information. All such data disclosed by Seller to Buyer shall hereinafter be referred to as the "Confidential Information". If, for any reason the Closing does not occur, Buyer agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published, or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy or reproduction, without Seller's prior written consent, except as provided in Sections 21.e(i), 21.e(ii), and 21.e.(iii) below.

                           (i) Buyer may disclose the  Confidential  Information
                  without Seller's prior written consent only to the extent such information:

                                    (a)     is already known to Buyer as of the
                           date of disclosure hereunder;

                                    (b) is already in  possession  of the public
                           or becomes available to the public other than through the act or omission of Buyer;

                                    (c)  is  required  to  be  disclosed   under
                           applicable law or by a governmental order, decree, regulation, or rule (provided that Buyer shall give written notice to Seller prior to such disclosure); or

                                    (d) is acquired  independently  from a third
                           party  that  has  the  right  to   disseminate   such
                           information at the time it is acquired by Buyer.

                           (ii) Buyer may disclose the Confidential  Information
                  without Seller's prior written consent to an Affiliated Company (as hereinafter defined), provided that Buyer guarantees the adherence of such Affiliated Company to the terms of this Agreement. "Affiliated Company" shall mean any company or legal entity that (a) controls either directly or indirectly a party, or (b) that is controlled directly or indirectly by such party, or (c) is directly or indirectly controlled by a company or entity that directly or indirectly controls such party. "Control" means the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors of such company.

                           (iii) Buyer shall be entitled to disclose the Confidential Information without Seller's prior written consent to such of the following persons who have a clear need to know in order to evaluate Seller's petroleum exploration and production rights:

                                    (a)     employees, officers, and directors
                           of Buyer;

                                    (b)     employees, officers, and directors
                           of an Affiliated Company;

                                    (c) any  professional  consultant  or  agent
                           retained by Buyer for the purpose of evaluating the Confidential Information.

                           (iv) Prior to making any such  disclosures to persons
                  under subparagraph 21.e.(iii)(c) above, however, Buyer shall obtain an undertaking of confidentiality, in the same form and content as this Agreement, from each such person.

                           (v) Buyer and its Affiliated Companies, if any, shall
                  use, or permit the use of the Confidential Information disclosed under Section 21.(e)(ii) or 21.(e)(iii) above, only to evaluate petroleum exploration and production rights held by Seller.

                           (vi) Buyer shall be responsible for ensuring that all
                  persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person. Neither party shall be liable in an action initiated by one against the other for special, indirect, or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

                           (vii) The Confidential  Information  shall remain the
                  property of Seller, and Seller may demand the return thereof at any time upon giving written notice to Buyer. Within ten
                  (10) days of receipt of such notice, Buyer shall return all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic) in its possession and in the possession of persons to whom it was disclosed pursuant to Sections 21.(e)(ii) and 21.(e)(iii) hereof.

                           (viii) The term of this Section 21.(e) and the rights
                  and obligations created hereunder shall commence upon the date hereof and shall continue for a period of two (2) years thereafter.

                           (ix) Seller makes no  representations  or warranties,
                  express or implied, as to the quality, accuracy, and completeness of the Confidential Information disclosed hereunder. Seller and its Affiliated Companies, and their officers, directors, employees, shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by Buyer.

                  (f) This Agreement and that certain Confidentiality  Agreement dated February 10, 1998 between Seller and Buyer contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter between Seller and Buyer. The headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

                  (g) This Agreement may be amended, modified, supplemented, restated, or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge (or waiver) is sought.

                  (h) Each party shall bear and pay all expenses it incurred in connection with the transaction contemplated by this Agreement.

                  (i) This Agreement shall be binding on the parties hereto and their respective successors and assigns.

                  (j) This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.

                  (k) All production from oil and gas wells, and all proceeds from the sale thereof, including proceeds from the sale of any oil in storage above the pipeline connection, and any accounts receivable balances, funds held in suspense or escrow, any of which are attributable to production prior to the Effective Date, shall be the property of Seller. All production from oil and gas wells, and all proceeds from the sale thereof attributable to production after the Effective Date shall be the property of Buyer.

                  (l) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary for both parties to sign the same counterpart.

                  (m) Buyer shall properly execute, acknowledge and file the Conveyance for record immediately upon receipt thereof and will furnish to Seller a copy of the recorded document promptly after Buyer's receipt of such recorded instrument from the clerk in the county or parish in which the Conveyance is recorded. In addition, where applicable, Buyer shall execute any forms required to effect a change of operator for all wells conveyed herein.

                  (n) Pursuant to the Federal Arbitration Act, the parties hereby agree that any controversy, claim, or alleged breach, including but not limited to torts and statutory claims, arising out of or related to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules. Demand for arbitration may be made no later than the time that such action would be permitted under the applicable Texas statute of limitation. Any disputes regarding the timeliness of the demand for arbitration shall be decided by the arbitrator(s). Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof in order to obtain compliance therewith. Any case in which any claim, or combination of claims, exceeds $500,000.00 shall be subject to the AAA's Large, Complex Case Procedures and decided by the majority of a panel of three (3) neutral arbitrators. In rendering the award, the arbitrator's shall determine the rights and obligations of the parties according to the laws of the State of Texas. The arbitration proceedings and hearings shall be conducted at the Houston Regional Office of the AAA or at such other place as may be selected by mutual agreement. No party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

                  (o) Prior to and subsequent to Closing, Buyer shall not issue any publicity or press release concerning this Agreement or the transaction contemplated hereby without the prior written consent of Seller, unless, in the written opinion of legal counsel acceptable to Seller, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith. This provision shall not replace or restrict any provision in any prior agreement between the parties affecting confidentiality or the disclosure of information about the Assets.

         IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:                                     BUYER:
EEX CORPORATION                             CROSS TIMBERS OIL COMPANY



By:    /s/ C. L. Elsey                      By:    /s/ Bob R. Simpson
       ---------------                             ------------------

Name:  C. L. Elsey                          Name:     Bob. R. Simpson
                                                   ------------------
Title:  Attorney-In-Fact                    Title:       Chairman
                                                   ------------------

EEX OPERATING L.P.
By:    EEX CORPORATION
       General Partner


By:    /s/ C.L. Elsey
      ---------------
Name:   C. L. Elsey
Title:    Attorney-In-Fact

                                ACKNOWLEDGEMENTS
                                ----------------


STATE OF TEXAS                                      ss.
                                                    ss.
COUNTY OF TARRANT                                   ss.

         This instrument was acknowledged before me, Notary Public, this 16th day of February, 1998, by C. L. Elsey, Attorney-In-Fact of EEX CORPORATION, General Partner for EEX OPERATING L.P., a Texas limited liability partnership, on behalf of the partnership.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                    /s/ Kim Fields Rhoads
                                                    ---------------------
                                                    Notary Public

My commission expires:

          11/13/99
---------------------



STATE OF TEXAS                                    (S)
                                                  (S)
COUNTY OF TARRANT                                 (S)

     This instrument was acknowledged before me, Notary Public, this 16th day of February, 1998, by C. L. Elsey, Attorney-In-Fact of EEX CORPORATION, a Texas corporation, on behalf of the corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                                        /s/ Kim Fields Rhoads
                                                        --------------------
                                                        Notary Public

My commission expires:

           11/13/99
--------------------

STATE OF TEXAS                                            (S)
                                                          (S)
COUNTY OF TARRANT                                         (S)

         This instrument was acknowledged before me, Notary Public, this 16th day of February, 1998, by Bob R. Simpson, Chairman of Cross Timbers Oil Company, a Delaware corporation, on behalf of the corporation.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                                           /s/ Kim Fields Rhoads
                                                           ---------------------
                                                           Notary Public

My commission expires:

         11/13/99
---------------------

                                    EXHIBITS

           Exhibit "A"      -     Core East Texas Package, Ownership Summary
           Exhibit "A-1"    -     Proposed Asset Sale
           Exhibit "A-2"    -     Cotton Valley Reef Play, East Texas Basin
           Exhibit "B"      -     Properties and Gas Imbalances
           Exhibit "C"      -     Conveyance
           Exhibit "D-1"    -     Officer's Certificate
           Exhibit "D-2"    -     Officer's Certificate
           Exhibit "E"      -     Field Offices